                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[X] Preliminary Proxy Statement
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[_] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))

                                 eMagin Corporation
               (Name of Registrant as Specified in Its Charter)

                ----------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

    Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)  Title of each class of securities to which transaction applies:

    --------------------------------------------------

2)  Aggregate number of securities to which transaction applies:

    --------------------------------------------------

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------

4)  Proposed maximum aggregate value of transaction:

    --------------------------------------------------

5)  Total fee paid:

    --------------------------------------------------
[_] Fee paid previously with preliminary materials.

    --------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)  Amount previously paid:

    --------------------------------------------------

2)  Form, Schedule or Registration Statement no.:

    --------------------------------------------------

3)  Filing Party:

    --------------------------------------------------

4)  Date Filed:

    --------------------------------------------------

                                     [LOGO]

                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 16, 2001

         To our Stockholders:

         The 2001 Annual Meeting of Stockholders (the "Annual Meeting") of eMagin Corporation ("eMagin" or the "Company") will be held at the Board Room of the American Stock Exchange, 86 Trinity Place, New York, New York, on Monday, July 16, 2001, beginning at 10:00 a.m. local time, to consider the following proposals:

     1)   To elect six directors;

     2) To ratify the appointment of the Company's independent accountants for 2001;

     3) To approve a proposal for the reincorporation of the Company as a Delaware corporation;

     4)   To approve a proposal to amend eMagin's 2000 Stock Option Plan;

     5) To approve a proposal to adopt the eMagin Corporation 2001 Employee Stock Purchase Plan; and

     6) To transact such other business as may properly come before the meeting.

         These proposals are fully set forth in the accompanying Proxy Statement, which you are urged to read thoroughly. For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote "FOR" each of the proposals. The Company intends to mail the Annual Report, Proxy Statement and Proxy enclosed with this notice on or about June 6, 2001, to all stockholders entitled to vote at the Annual Meeting. If you were a stockholder of record of eMagin common stock (AMEX:EMA) on May 25, 2001, the record date for the Annual Meeting, you are entitled to vote at the meeting and any postponements or adjournments of the meeting. Shareholders are cordially invited to attend the Annual Meeting. However, whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please sign, date, and return promptly the enclosed proxy in the accompanying postpaid envelope we have provided for your convenience to ensure that your shares will be represented. Alternatively, you may wish to provide your response by telephone or electronically through the Internet by following the instructions set out on the enclosed Proxy card. If you do attend the meeting and wish to vote your shares personally, you may revoke your Proxy.

         Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please retain the bottom portion of the card as your admission ticket. Registration will begin at 8:30 a.m., and seating will begin at 9:30 am. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

         We thank you for your cooperation in returning your proxy as promptly as possible.

                                    By Order of the Board of Directors,

                                    /s/   Susan K. Jones
                                    Executive Vice President and Secretary

May 25, 2001, Hopewell Junction, New York

--------------------------------------------------------------------------------
IMPORTANT: Please SIGN, DATE, and RETURN the enclosed Proxy or submit your Proxy by telephone or the Internet immediately whether or not you plan to attend the Annual Meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                       Page

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING .....................................     1
   What is the purpose of the Annual Meeting? .......................................     1
   Who is entitled to vote at the meeting? ..........................................     1
   Who can attend the meeting? ......................................................     1
   Why is the Company soliciting proxies? ...........................................     2
   What constitutes a quorum? .......................................................     2
   How do I vote? ...................................................................     2
   Can I vote by telephone or electronically? .......................................     3
   Can I change my vote after I return my Proxy card? ...............................     3
   What are the Board's recommendations? ............................................     3
   What vote is required to approve each item? ......................................     3

INFORMATION ABOUT STOCK OWNERSHIP ...................................................     4
   How much stock is owned by 5% stockholders,
     directors, and executive officers ..............................................     4

INFORMATION ABOUT THE BOARD OF DIRECTORS ............................................     5
   How often did the Board meet during fiscal 2000? .................................     5
   What committees has the Board established? .......................................     6
   How are directors compensated? ...................................................     6

INFORMATION ABOUT THE EXECUTIVE OFFICERS ............................................     7
   Executive Compensation ...........................................................     7
   What is the Company's philosophy of executive officer compensation ...............     7
   Report of the Compensation Committee of the Board of Directors ...................     7
   Aggregated Option Exercises in Last Fiscal Year and
     Fiscal Year-End Option Value ...................................................    10
   Employment Agreements ............................................................    11
   Report of the Audit Committee of the Board of Directors ..........................    12
   Certain relationships and related transactions ...................................    13
   Stock performance graph ..........................................................    13

DISCUSSION OF PROPOSAL ITEMS RECOMMENDED BY THE BOARD ...............................    13

   ITEM 1--PROPOSAL FOR ELECTION OF DIRECTORS .......................................    14

   ITEM 2--PROPOSAL FOR THE APPOINTMENT OF INDEPENDENT AUDITORS .....................    15

   ITEM 3--PROPOSAL FOR REINCORPORATION IN DELAWARE .................................    16

   ITEM 4--PROPOSAL FOR THE ADOPTION OF AMENDMENTS TO eMAGIN'S 2000 STOCK OPTION PLAN    26

   ITEM 5--PROPOSAL FOR THE ADOPTION OF THE 2001 EMPLOYEE STOCK PURCHASE PLAN .......    29

OTHER MATTERS .......................................................................    31

ADDITIONAL INFORMATION ..............................................................    31

                                     [LOGO]

                                 2070 Route 52
                          Hopewell Junction, NY 12533
                                 (845) 892-1900

                             ----------------------
                                PROXY STATEMENT
                            -----------------------


         This Proxy Statement is solicited on behalf of the Board of Directors and contains information related to the annual meeting (the "Annual Meeting") of stockholders of eMagin Corporation ("eMagin" or the "Company") to be held on Monday, July 16, 2001 beginning at 10:00 am in the Board Room of the American Stock Exchange, 86 Trinity Place, New York, New York, and at any postponements or adjournments thereof.

         eMagin's 2000 Annual Report is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies by eMagin is to be made.



                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

         At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting on the cover page of this Proxy Statement, including the election of directors, ratification of the appointment of the Company's independent accountants, approval of reincorporation in Delaware, amendment of the eMagin 2000 Stock Option Plan, and adoption of the 2001 Employee Stock Purchase Plan. In addition, management will report on the performance of the Company during fiscal 2000 and respond to questions from stockholders.

Who is entitled to vote at the meeting?

Stockholders of record at the close of business on May 25, 2001, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting. As of that record date, the Company had outstanding and entitled to vote 25,069,143 shares of common stock. The common stock is the only class of stock of eMagin that is outstanding and entitled to vote at the Annual Meeting. If you were a stockholder of record of common stock on that record date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of eMagin common stock will be entitled to one vote on each matter. Stockholders who own shares registered in different names or at different addresses will receive more than one Proxy card. You must sign and return each of the Proxy cards received to ensure that all of the shares owned by you are represented at the Annual Meeting.

Who can attend the meeting?

         Only stockholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Seating, however, is limited. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:30 a.m., and seating and product demonstrations will begin at 9:00 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

         For registered stockholders, the bottom portion of the Proxy card enclosed with the Proxy Statement is their Annual Meeting admission ticket. Beneficial owners with shares held in "street name" (that is, through an intermediary, such as a bank or broker), should request tickets in writing from Investor Relations, eMagin Corporation, 2070 Route 52, Hopewell Junction, NY 12533 (or by facsimile to 845-892-1901) and include proof of ownership, such as a copy of a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Please note that if you hold your shares in "street name" you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

Why is the Company soliciting proxies?

         Because many of our stockholders are unable to personally attend the Annual Meeting, the Board of Directors of eMagin (the "Board" or the "Board of Directors") solicits the enclosed proxy so that each stockholder is given an opportunity to vote. This proxy enables each stockholder to vote on all matters which are scheduled to come before the meeting. When the Proxy is returned properly executed, the stockholder's shares will be voted according to the stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed Proxy card.

What constitutes a quorum?

         The presence at the meeting, in person or by proxy, of the holders of fifty-one percent (51%) in amount of the aggregate voting power of the common stock of eMagin outstanding on the record date will constitute a quorum permitting the meeting to conduct its business. As noted above, as of the record date, 25,069,143 shares of eMagin common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 12,785,262 votes will be required to establish a quorum.

How do I vote?

         If you complete and properly sign the accompanying Proxy and return it to the Company, it will be voted as you direct. Unless contrary instructions are given, shares will be voted in accordance with the Board of Directors' recommendations on each of the enumerated proposals and in the proxy holders' discretion with regard to any other matters that may be properly presented at the meeting and all matters incident to the conduct of the meeting. If you are a registered stockholder and attend the meeting, you may deliver your completed Proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Can I vote by telephone or electronically?

         If you are a registered stockholder (that is, if you hold your stock in certificate form), you may vote by telephone, or electronically through the Internet, by following the instructions included with your Proxy card. If your shares are held in "street name," please check your Proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

         The deadline for voting by telephone or electronically is 11:59 p.m. (Central Time) on July 13, 2001.

Can I change my vote after I return my Proxy card?

         A Proxy may be revoked by giving the Secretary of eMagin written notice of revocation at any time before the voting of the shares represented by the Proxy. A stockholder who attends the meeting may revoke a Proxy at the meeting. Attendance at the meeting will not, by itself, revoke a Proxy.

         Abstentions and broker non-votes. While the inspectors of election will treat shares represented by Proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum, abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in any calculation of "votes cast." However, abstentions and "broker non-votes" will have the effect of a negative vote if an item requires the approval of a majority of a quorum or of a specified proportion of all issued and outstanding shares. As such, abstentions and broker non-votes will have the same effect as negative votes for the proposal for reincorporation of eMagin in Delaware.

What are the Board's recommendations?

         Unless you give other instructions on your Proxy card, the persons named as proxy holders on the Proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

         o for election of the nominated slate of directors (see page 13);

         o for ratification of the appointment of Arthur Anderson LLP as the Company's independent accountants for fiscal 2001 (see page 15);

         o for reincorporation of eMagin in Delaware and the effective implementation of a new charter and By-Laws for the Company (see page 16);

         o        for amendment of the eMagin 2000 Stock Option Plan (see page
                  26); and

         o for adoption of the 2001 Employee Stock Purchase Plan (see page 28).

         With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

         The election of the directors of the Company requires the affirmative vote of a plurality of the votes cast by stockholders at the Annual Meeting. A properly executed Proxy marked "WITHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

         Ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants and auditors for fiscal 2001, approval of the amendments to the 2000 Stock Option Plan and the adoption of the 2001 Employee Stock Purchase Plan will each require the affirmative vote of the holders of at least a majority of the shares of common stock outstanding on the record date. Approval of the reincorporation of eMagin as a Delaware corporation will require the affirmative vote of the holders of at least a majority of the shares of common stock outstanding on the record date.



                        INFORMATION ABOUT STOCK OWNERSHIP

How much stock is owned by 5% stockholders, directors, and executive officers?

         The following table sets forth the number of shares known to be owned by all persons who own at least 5% of eMagin's outstanding common stock, the Company's directors, the executive officers named in the summary "Annual Compensation" table on page 10, and the directors and executive officers as a group as of April 1, 2001, unless otherwise noted. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.



                                            Common Stock      Percentage of
Name of Beneficial Owner                 Beneficially Owned   Common Stock
------------------------                 ------------------   ------------
Travelers Insurance Company (1)            7,462,656              29.8%
Jack Rivkin (2)                            7,462,656              29.8%
Gary W. Jones (3)                          1,428,264               5.6%
Susan K. Jones (3)                         1,428,264               5.6%
Verus International Ltd. (4)                 288,642                 *
Ajmal Khan (4)                               288,642                 *
N. Damodar Reddy (5)                         177,721                 *
Martin L. Solomon                            143,000                 *
Clive Barton (6)                             123,657                 *
Claude Charles                                   -0-                 *
George Cone (7)                                6,800                 *
Andrew P. Savadelis (8)                       58,333                 *
All Directors and Executive
  Officers as a Group (9)                  9,689,073              38.6%


* Less than 1% of the outstanding common stock.

(1) Shares are owned by Travelers and its affiliates TRAL and Citicorp. This figure includes warrants held by Travelers and Citicorp to purchase 178,772 and 127,292 shares of common stock respectively. [Address: Citigroup Inc. 399 Park Avenue, New York, NY 10043]

(2) Includes 7,462,656 shares owned by Travelers and its affiliates TRAL and Citicorp. This figure includes warrants held by Travelers and Citicorp to purchase 178,772 and 127,292 shares of common stock respectively. Jack Rivkin is an Executive Vice President of Citigroup/Travelers Insurance Company and shares voting power over the shares

(3) This figure represents shares owned by Gary Jones and Susan Jones who are married to each other, including 317,563 shares of common stock issuable upon exercise of stock options and warrants to purchase 59,716 shares of common stock, which options and warrants are exercisable within 60 days of April 1, 2001.

(4) Mr. Khan is the beneficial owner of the common stock held by Verus International Ltd.

(5) Includes 88,691 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 1, 2001. Also includes warrants to purchase 1,728 shares of common stock, which warrants are exercisable within 60 days of April 1, 2001. Mr. Reddy is also the beneficial owner of 53,778 shares of common stock and warrants to purchase 3,046 shares of common stock held through N.D.R. Investments Inc.

(6) Includes 123,657 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 1, 2000.

(7) Includes 6,800 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 1, 2001.

(8) Includes 58,333 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 1,2001.

(9) Includes 595,044 shares of common stock issuable upon exercise of stock options that are exercisable within 60 days of April 1, 2001. Also includes warrants to purchase 370,554 shares of common stock, which warrants are exercisable within 60 days of April 1, 2001.



                    INFORMATION ABOUT THE BOARD OF DIRECTORS

         The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and by reading the reports and other materials that we send them and by participating in Board and committee meetings. Our directors hold office until their successors have been elected and duly qualified unless the director resigns or by reasons of death or other cause is unable to serve in the capacity of director. Biographical information about our directors is provided in "Item 1 - Proposal for the Election of Directors" on page 13.

How often did the Board meet during fiscal 2000?

         During the fiscal year 2000, the Board of Directors held six meetings. Each director attended more than 75% of the total number of meetings of the Board and committees on which he served. The Board also approved certain actions by unanimous written consent.

What committees has the Board established?

         The Board of Directors has standing Executive, Compensation, and Audit Committees. Information concerning the membership and function of each committee is as follows:

                           BOARD COMMITTEE MEMBERSHIP

-------------------------- ------------- ----------------------- --------------
                             Executive   Compensation Committee     Audit
Name                         Committee                            Committee
Claude Charles                                                        *
Gary W. Jones                    **
Ajmal Khan                       *
N. Dadomar Reddy                                   *
Jack Rivkin                      *                 *                  *
Martin Solomon                                                        **
-------------------------- ------------- ----------------------- --------------

* Member of Committee
** Chairman of Committee

Executive Committee. The Executive Committee possesses all of the powers of the Board except the power to issue stock, approve mergers with nonaffiliated corporations or declare dividends (except at a rate or in a periodic amount or within a price range established by the Board), and certain other powers specifically reserved by law to the Board. As a practice, the Executive Committee generally defers major corporate decisions to a quorum of the full Board. During the 2000 fiscal year, the Executive Committee held two meetings.

Compensation Committee. The Compensation Committee is charged with reviewing the Company's general compensation strategy; establishing salaries and reviewing benefit programs, including pensions, for the Chief Executive Officer and those who report directly to him; reviewing, approving, recommending and administering the Company's incentive compensation and stock option plans and certain other compensation plans; and approving certain employment contracts. The Compensation Committee of the Board of Directors consists entirely of non-employee directors. During the 2000 fiscal year, the Compensation Committee held one meeting.

Audit Committee. The Audit Committee is responsible for determining the adequacy of the Company's internal accounting and financial controls, reviewing the results of the audit of the Company performed by the independent public accountants, and recommending the selection of independent public accountants. The functions of the Audit Committee and its activities during fiscal 2000 are described in more detail under the heading "Report of the Audit Committee". During the year, the Board examined the composition of the Audit Committee in light of the adoption by The American Stock Exchange, Inc. (the "Amex") of new rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are "independent" within the meaning of the Amex's new rules. During the 2000 fiscal year, the Audit Committee held three meetings.

How are directors compensated?

         Non-management directors receive options under the 2000 Stock Option Plan (the "2000 Plan"). Under the 2000 Plan, a grant of options to purchase 40,000 shares of common stock will automatically be granted on the date a director is first elected or otherwise validly appointed to the Board with an exercise price per share equal to 100% of the market value of one share on the date of grant. On April 5, 2001, each non-employee director was granted an initial grant of 40,000 options under the plan. Each such option granted will expire ten years after the date of grant and will become exercisable in four equal installments commencing on the date of grant and annually thereafter. In addition to the 40,000 shares of common stock automatically granted upon joining the Board, Directors thereafter receive an annual grant of options to purchase 10,000 shares of common stock at the fair market value as determined on the date of grant, which options will vest on December 31 in the year granted. In addition, each non-management director is reimbursed for ordinary expenses incurred in connection with attendance at such meetings.

                    INFORMATION ABOUT THE EXECUTIVE OFFICERS


         The executive officers are elected annually by our Board of Directors and hold office until their successors are elected and duly qualified.


The current executive officers of the Company are as follows:

Name                      Age   Position
----                      ---   --------

Gary Jones                46    President, Chief Executive Officer and Director

Clive Barton              63    Chief Operating Officer

George Cone               66    President, Virtual Vision, a wholly-owned
                                subsidiary of the Company

Susan Jones               49    Executive Vice President, Chief Strategy
                                Officer and Secretary

Andrew P. Savadelis       43    Executive Vice President and Chief Financial
                                Officer



                             Executive Compensation

What is the Company's philosophy of executive officer compensation?

The Compensation Committee of the Board of Directors has furnished the following report concerning the philosophy underlying the Company's compensation of executive officers.

Report of the Compensation Committee

         The Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

         The Company's executive compensation program is designed to attract, retain and motivate executive officers capable of leading the Company to meet its business objectives, to align the interests of executive management with those of the stockholders, and to incentivize and reward both short and long term performance based on the success of the Company in meeting its development milestones and business objectives. The Compensation Committee places a particular emphasis on variable, performance based components, such as the bonus potential and stock option awards, the value of which could increase or decrease to reflect changes in corporate and individual performances.

         Components of Compensation. Each executive officer's compensation package is generally comprised of the following elements: (1) A base salary which is established at levels considered appropriate for the duties and scope of responsibilities of each officer's position; (2) A performance-based annual bonus; (3) Periodic grants of stock options to strengthen the mutuality of interests between the executive officers and the Company's stockholders. Annual or quarterly cash bonuses related to the performance of the Company may be made to executive officers in the sales and marketing functions, and other executive officers in certain other circumstances, for such executive officer's functional area. Executive officers are also eligible to participate in compensation and employee benefits generally available to all employees of the Company, such as health insurance and participation in the eMagin Employee Savings and Protection Plan ("401(k) Plan").

         The Compensation Committee believe that this three-part approach best serves the interests of the Company and its stockholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of stockholders. Under this approach, compensation for these officers involves a high proportion of pay that is "at risk"--namely, the annual bonus and stock options. The variable annual bonus is also based, in significant part, on Company performance. Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company's stockholders.

         Base Salary. Base salaries for executive officers are set at levels believed by the Committee to be sufficient to attract and retain qualified executive officers based on the stage of development of the Company, the salary levels in effect for comparable positions in similarly situated companies within relevant industries, and internal comparability considerations. Base salaries for the Company's executive officers other than the Chief Executive Officer, as well as changes in such salaries, are based upon recommendations by the Chief Executive Officer, taking into account such factors as competitive industry salaries, a subjective assessment of the nature of the position and the contribution and experience of the officer and the length of the officer's service. All such recommendations are subject to approval or disapproval by the Compensation Committee. Other than provisions provided for in Employment Agreements, changes in base salaries of executives are based on an evaluation of the personal performance of the executive, prevailing market practices, and the performance of the Company as a whole. In determining base salaries, the Compensation Committee not only considers the short term performance of the Company, but also the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and exercising leadership in the development of the Company.

         Cash-Based Incentive Bonus. The Compensation Committee believes that a portion of the total cash compensation for executive officers should be based on the Company's success in meeting its short term performance objectives and contributions by the executive officers that enable the Company to meet its long term objectives, and has structured the executive compensation program to reflect this philosophy. This approach creates a direct incentive for executive officers to achieve desired short term corporate goals that also further the long term objectives of the Company, and places a significant portion of each executive officer's annual compensation at risk.

         Stock Options. The Compensation Committee believes that equity participation is a key component of the Company's executive compensation program. Stock options are awarded by the Compensation Committee to executive officers primarily based on potential contributions to the Company's growth and development and marketplace practices. These awards are designed to retain executive officers and to motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of stockholders. Stock options provide an effective incentive for management to create stockholder value over the long term because the full benefits of the option grants cannot be realized unless an appreciation in the price of the Company's common stock occurs over a number of years.

         Variable Bonus. The Compensation Committee may award annual or interim Special Bonuses in the form of cash, stock options, or restricted stock to executive management and employees for achieving certain milestones, progress made in the staff and organizational development of the Company, and advances in the market acceptance and commercialization of the Company's technology.

         Compensation of Chief Executive Officer. Mr. Jones's base salary in 2000 was $229,000. The Compensation Committee plans to allocate a bonus for 2000 during 2001, following the one-year anniversary of the employment agreement dated March 16, 2000.



                                                         Compensation Committee
                                                               N. Dadomar Reddy
                                                                    Jack Rivkin



Compensation Committee interlocks and insider participation

         N. Dadomar Reddy and Jack Rivkin served as the members of the Compensation Committee during the fiscal year 2000. None of the members of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. None of the members of the Executive Performance Subcommittee is or has been an officer or employee of the Company or any of its subsidiaries.

Summary compensation table for named executive officers

         The following table provides information about the total compensation for services in all capacities to the Company or its subsidiary for the last three fiscal years of those persons who at December 31, 2000, were (i) the Chief Executive Officer of the Company and (ii) the other four most highly compensated executive officers of the Company (collectively, the "named executive officers"). The Chief Executive Officer and the Board elected to not pay bonuses as part of annual compensation during the early development stage years of the Company. Cash and bonuses for 2000 are being paid in 2001.


                                                                                Annual
                                                                             Compensation
Name and Principal Position                                       Year          Salary            Bonus (1)
---------------------------                                       ----       -------------        ---------
 Gary W. Jones...................                                 2000         227,863
    Chief Executive Officer and President                         1999         188,377
                                                                  1998         191,033

Clive Barton.....................                                 2000         222,740
    Chief Operating Officer                                       1999         186,358
                                                                  1998         187,998

George Cone......................                                 2000         165,859
    President, Virtual Vision                                     1999         156,418
                                                                  1998         194,004

 Susan K. Jones..................                                 2000         183,837
    Executive Vice President, Chief Strategy Officer,             1999         153,224
       Secretary                                                  1998         154,785

 Andrew P. Savadelis.............                                 2000          91,667 (2)         37,500 (2)
    Executive Vice President and Chief Financial Officer



(1)      Bonuses for the year 2000 are being allocated and paid in 2001.

(2) Mr. Savadelis was employed for less than a full year in 2000. As such, his salary amount represents salary earned from his start date through the end of the fiscal year. Mr. Savadelis' compensation includes an annual salary of $250,000 and a non-milestone-driven bonus of $150,000 to be paid quarterly in the period from September 11, 2000 to September 10, 2001. $37,500 of the non-milestone-driven bonus was paid to Mr. Savadelis during 2000. In addition, the Company paid relocation assistance in the amount of $50,000 in October, 2000 and may pay an additional $75,000 upon the occurrence of certain relocation events. The Company also is committed to reimburse Mr. Savadelis up to $2,500 per month for twelve months from September 25, 2000 for temporary lodging expenses.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value

         The following table provides information regarding the aggregate number of options exercised during the fiscal year ended December 31, 2000 by each of the named executive officers and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2000. The common stock price at December 31, 2000 was $2.12 per share.



                                                        # of
                                                        Securities                       Value of
                                                        Underlying                       Unexercised
                                                        Unexercised                      In-the-money
                             Shares                     Options at                       Options at
                             Acquired      Value        FY-End                           FY-End
                                                                                         ------
                             on Exercise   Realized     Exercisable      Unexercisable   Exercisable      Unexercisable
                             -----------   --------     -----------      -------------   -----------      -------------
Gary Jones-----------------           -             -        78,572                -        $31,428              $ -
Clive Barton---------------           -                      99,189          205,147         39,675           82,058
George Cone----------------           -             -         4,432           14,354          1,773            5,741
Susan Jones----------------           -             -       196,598          330,670         78,639          132,268
Andrew P. Savadelis--------           -             -             -          250,000              -                -


Employment Agreements

In connection with our previous merger with FED Corporation, effective March 16, 2000, we entered into employment agreements with Gary Jones and Susan Jones which provide for annual base salaries of $229,000 and $185,000 respectively and an annual discretionary bonus, as determined by our compensation committee. Effective September 25, 2000, we entered into an employment agreement with Andrew Savadelis with an annual base salary of $250,000. Gary Jones, Susan Jones and Andrew Savadelis are each entitled to severance in the amount of twelve months base salary in the event that they are terminated without cause. Additionally, the employment agreements of the above executive officers include agreements not to compete with us during their term of employment with us and for a period of one year following the qualified termination of their employment.

Report of the Audit Committee of the Board of Directors

         The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

         Role of the Audit Committee: The Audit Committee's primary responsibilities fall into three broad categories:

         First, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by the Company's management, including discussions with management and the Company's outside auditors about draft annual financial statements and key accounting and reporting matters;

         Second, the Committee is responsible for matters concerning the relationship between the Company and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to the Company; and determining whether the outside auditors are independent (based in part on the annual letter provided to the Company pursuant to Independence Standards Board Standard No. 1); and

         Third, the Committee oversees management's implementation of effective accounting controls and reviews recommendations of the Company's internal auditing program.

         The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. In overseeing the preparation of the Company's financial statements, the Committee met with both management and the Company's outside auditors, with and without management present, to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

         With respect to the Company's outside auditors, the Committee, among other things, discussed with Arthur Anderson LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

         Finally, the Committee continued to monitor the scope and adequacy of the Company's internal auditing program.

Recommendations of the Audit Committee

         In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission. The Audit Committee has also recommended to the Board of Directors, subject to stockholder ratification, the selection of Arthur Andersen LLP as the Company's independent auditors for 2001, and the Board concurred in its recommendation.


                                                Members of the Audit Committee:
                                                                 Claude Charles
                                                                    Jack Rivkin
                                                                 Martin Solomon

Certain relationships and related transactions

         The Company entered into a consulting agreement dated January 15, 2000 with a member of its Board of Directors, Mr. Ajmal Khan. Terms of the agreement include monthly payments of $15,000 by the Company to Mr. Khan for consulting services rendered during 2000.


Stock performance graph

         The following graph compares the cumulative total shareholder return on our Common Stock from the initial listing date of our Common Stock on the American Stock Exchange through December 30, 2000 to the Russell 2000 Index and an index of peer companies selected by the Company ("Peer Index"). The companies in the Peer Index are as follows: Kopin Corporation, Microvision Corporation, Three Five Systems, Inc., and Universal Display Corporation. These companies are active in the display industry, although some are in later stages of development of their products. The past performance of the Company's Common Stock is not an indication of future stock performance. We cannot assure you that the price of the Company's Common Stock will appreciate at any particular rate or at all in future years. Notwithstanding any statement to the contrary in any of the Company's previous or future filings with the Securities and Exchange Commission, the graph shall not be incorporated by reference into any such filings.


                           [PERFORMANCE GRAPH]

                                 3/28/00                  12/30/00
                                 -------                  --------

     eMagin                        100                      9.24
     Russell 2000                  100                     86.02
     Peer Index                    100                     38.05


         This Section is not deemed "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.


              DISCUSSION OF PROPOSAL ITEMS RECOMMENDED BY THE BOARD


ITEM 1--PROPOSAL FOR ELECTION OF DIRECTORS

         The current term of office of all of the Company's directors expires at the 2001 Annual Meeting. The Board of Directors proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected and management has no reason to believe that any nominee will be unable to serve. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

     There are six nominees for the six Board of Director positions presently authorized by the Company's charter and by-laws. Each nominee is currently a director of the Company. The directors standing for election are:


Name                                Age   Position
----                                ---   --------
Gary W. Jones (1)................   46    President, Chief Executive Officer
                                          and Director

Claude Charles (2)...............   63    Director

Ajmal Khan (1)...................   38    Director

N. Damodar Reddy (3).............   60    Director

Jack Rivkin (1), (2), (3)........   59    Director

Martin L. Solomon (2)............   64    Director

(1) Member of the Executive Committee
(2) Member of the Audit Committee
(3) Member of the Compensation Committee


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED
BELOW:

Gary W. Jones...............................................Director since 1992

         Mr. Jones is a co-founder of the Company and has served as Chairman, Chief Executive Officer, and President since 1992. Mr. Jones has over 20 years of experience in both public and private companies in the areas of business development, high volume manufacturing, product development, research, and marketing. Prior to founding FED Corporation, the Company's Delaware operating subsidiary, Mr. Jones served as Director of the Device Development and Processing division at MCNC Center for Microelectronics from 1985 to 1992. From 1977 to 1985 Mr. Jones managed both semiconductor manufacturing and research and development programs at Texas Instruments. Mr. Jones has been a director, a member of the Executive Committee of the Board, and Chairman of the Technology Committee of the United States Display Consortium since 1995. Mr. Jones received a B.S. in electrical engineering and physics from Purdue University.

Claude Charles............................................  Director since 2000

         Mr. Charles has served as President of Great Tangley Corporation since 1999. From 1996 to 1998 Mr. Charles was Chairman of Equinox Group Holdings. Mr. Charles has also served as a director and in senior executive positions at Peregrine Investment Holdings from 1990 to 1995, SG Warburg and Co. Ltd. from 1978 to 1982, Trident International Finance Ltd. from 1973 to 1978 and Dow Banking Corporation from 1965 to 1973. Mr. Charles received a B.S. in economics from the Wharton School at the University of Pennsylvania in 1957 and a M.S. in international finance from Columbia University.

Ajmal Khan................................................  Director since 2000

         Mr. Khan is President and CEO of Verus International Group Limited, an investment firm, and has served as its President and Chief Executive Officer since its inception in 1998. Mr. Khan has served on the boards of directors of Booktech.com Inc. and Wireless Internet Inc. since 2000.

N. Damodar (Dan) Reddy....................................  Director since 1995

         Mr. Reddy is the co-founder of Alliance Semiconductor, where he has served as Chairman of the Board, CEO, and President since 1985. From 1983 to 1985 Mr. Reddy served as President and CEO of Modular Semiconductor, Inc., and from 1980 to 1983 he served as manager of Advanced CMOS Technology Development at Synertek, Inc., a subsidiary of Honeywell, Inc. Mr. Reddy holds an M.S. in electrical engineering from North Dakota State University and an MBA from Santa Clara University.

Jack Rivkin...............................................  Director since 1996

         Mr. Rivkin is an Executive Vice President of Citigroup Investments, Inc. He was Vice Chairman and Director of Global Research at Smith Barney from March 1993 to October 1995. Mr. Rivkin serves on the board of directors of On2 Technologies, Inc, Enherent Corp., and a number of private companies. Mr. Rivkin holds an engineering degree in metallurgy from the Colorado School of Mines and an MBA from Harvard University.

Martin L. Solomon.........................................  Director since 2000

         Mr. Solomon is interim co-Chairman and co-CEO of Hexcel Corporation. He served as Chairman, President, and Chief Executive Officer of American Country Holdings, Inc., a property and casualty insurance holding company, from 1997 to February 2001. He is a director of American Country Holdings, Inc., XTRA Corporation, Hexcel Corporation, Telephone and Data Systems, Inc., and MFN Corporation. Mr. Solomon holds a B.A. degree from Cornell University and attended New York University's Graduate School of Business Administration.


ITEM 2--PROPOSAL FOR THE APPOINTMENT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

         Arthur Andersen LLP, independent certified public accountants, audited the financial statements of eMagin Corporation for the 2000 fiscal year. Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting of stockholders and will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions. The Audit Committee and the Board of Directors have selected Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 2001.

         The appointment of the Company's independent auditors requires the receipt of the affirmative vote of a majority of the shares of the Company's common stock present in person or by proxy and voting at the Annual Meeting. For purposes of determining the number of shares voting, only votes cast "for" or "against" are included. Abstentions and broker non-votes are not included.


ITEM 3--PROPOSAL FOR REINCORPORATION IN DELAWARE

Introduction

         For the reasons set forth beginning on page 18 of this Proxy Statement, the Board of Directors believes that it is advisable and in the best interests of eMagin and its stockholders to change the state of incorporation of the Company from Nevada to Delaware (the "Proposed Reincorporation"). The Proposed Reincorporation will be accomplished by merging eMagin into its wholly-owned Delaware subsidiary, also named "eMagin Corporation". Throughout this section of the Proxy Statement, eMagin as currently incorporated in Nevada will be referred to as "eMagin-Nevada" and eMagin as reincorporated in Delaware (which reincorporation is subject to approval by the stockholders at the Annual Meeting) will be referred to as "eMagin-Delaware".

         THE BOARD RECOMMENDS A VOTE "FOR" THIS ITEM 3. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THIS ITEM.

         STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS SECTION OF THIS PROXY STATEMENT, INCLUDING THE RELATED APPENDICES REFERENCED BELOW AND ATTACHED TO THIS PROXY STATEMENT, BEFORE VOTING ON THE PROPOSED REINCORPORATION.

         The Proposed Reincorporation will be effected by merging (the "Merger") eMagin-Nevada into its currently existing wholly-owned subsidiary incorporated in the State of Delaware under the name "eMagin Corporation" (the "Delaware Subsidiary"). Upon completion of the Merger, eMagin-Nevada, as a corporate entity, will cease to exist and eMagin-Delaware will succeed to the assets and liabilities of eMagin-Nevada and will continue to operate the business of eMagin under its current name, "eMagin Corporation".

         As provided by the Agreement and Plan of Merger, in the form attached hereto as Exhibit A (the "Merger Agreement"), each outstanding share of eMagin-Nevada common stock, $0.001 par value per share, will be automatically converted into one share of eMagin-Delaware common stock, $0.001 par value per share, at the effective time of the Merger. Each stock certificate representing issued and outstanding shares of eMagin-Nevada common stock will continue to represent the same number of shares of eMagin-Delaware common stock.

         DO NOT SEND IN ANY OF YOUR STOCK CERTIFICATES REPRESENTING SHARES OF eMAGIN COMMON STOCK, AS IT WILL NOT BE NECESSARY FOR STOCKHOLDERS TO EXCHANGE THEIR EXISTING eMAGIN-NEVADA STOCK CERTIFICATES FOR eMAGIN-DELAWARE STOCK CERTIFICATES. HOWEVER, STOCKHOLDERS MAY REQUEST THAT THEIR CERTIFICATES BE EXCHANGED IF THEY SO CHOOSE. DELIVERY OF THE eMAGIN-NEVADA COMMON STOCK CERTIFICATES WILL CONSTITUTE DELIVERY FOR TRANSACTIONS IN SHARES OF eMAGIN-DELAWARE COMMON STOCK AFTER THE EFFECTIVE DATE OF THE MERGER.

         eMagin-Nevada common stock is listed for trading on the Amex and, after the Merger, eMagin-Delaware common stock will continue to be listed for trading on the Amex under the same symbol ("EMA") as the shares of eMagin-Nevada common stock are currently traded, although the shares of eMagin-Delaware common stock will be represented by a new CUSIP number. There will be no interruption in the trading of eMagin's common stock as a result of the Proposed Reincorporation. As of the date the Board resolved to undertake the Proposed Reincorporation, the closing price of eMagin-Nevada common stock on the American Stock Exchange was $3.09 per share. The Proposed Reincorporation will effectively result in the implementation of a new certificate of incorporation and by-laws for eMagin, as the existing certificate of incorporation and by-laws of the Delaware Subsidiary (the "Delaware Charter" and "Delaware By-Laws") will continue as the certificate of incorporation and by-laws of eMagin-Delaware and will replace the current articles of association and by-laws of eMagin-Nevada (the "Nevada Charter" and "Nevada By-Laws") as the charter and by-laws of eMagin. As a Delaware corporation, eMagin-Delaware will be subject to the Delaware General Corporation Law (the "Delaware Law"). eMagin-Nevada is subject to the corporation laws of Nevada set out in the Nevada Revised Statutes (the "Nevada Law"). Differences between the Delaware Charter and Delaware By-Laws, on the one hand, and the Nevada Charter and Nevada By-Laws, on the other hand, must be viewed in the context of the differences between the Delaware Law and the Nevada Law. These differences are discussed below under "Comparison of the Charters and By-Laws of eMagin-Nevada and eMagin-Delaware and Significant Differences between the Corporation Laws of Nevada and Delaware".

         Under the Nevada Law, the affirmative vote of the holders of a majority of the outstanding shares of eMagin-Nevada common stock is required for approval of the Merger Agreement and the other terms of the Proposed Reincorporation. The Proposed Reincorporation has been approved by the members of eMagin's Board of Directors, who unanimously recommend a vote in favor of the Proposed Reincorporation. If approved by the stockholders, it is anticipated that the Merger will become effective (the "Effective Time") at 11:59 p.m., Nevada time, on July 16, 2001. However, as described in the Merger Agreement, the Merger (and thus the Proposed Reincorporation) may be abandoned or the Merger Agreement may be amended by the Board either before or after stockholder approval has been obtained (except that the principal terms may not be amended without stockholder approval) and prior to the Effective Time if, in the opinion of the Board, circumstances arise that make it inadvisable to proceed with the Proposed Reincorporation under the original terms of the Merger Agreement. Because eMagin's common stock is traded on the American Stock Exchange, stockholders of eMagin-Nevada will have no appraisal rights under Nevada Law with respect to the Merger. The discussion below is qualified in its entirety by reference to the Merger Agreement, the Delaware Charter and the Delaware By-Laws, copies of which are attached to this Proxy Statement as Exhibits A, B and C and by the applicable provisions of Nevada Law and Delaware Law.

         APPROVAL BY STOCKHOLDERS OF THE PROPOSED REINCORPORATION WILL ALSO CONSTITUTE APPROVAL OF THE MERGER AGREEMENT AND THE ADOPTION OF THE DELAWARE CHARTER AND THE DELAWARE BY-LAWS AS THE CHARTER AND BY-LAWS OF eMAGIN, AND ALL PROVISIONS THEREOF.

         NO CHANGE IN THE CORPORATE NAME, BOARD MEMBERS, BUSINESS, MANAGEMENT, FISCAL YEAR, ASSETS, LIABILITIES, EMPLOYEE BENEFIT PLANS OR LOCATION OF PRINCIPAL FACILITIES OF eMAGIN WILL OCCUR AS A RESULT OF THE PROPOSED REINCORPORATION.

Principal reasons for the Reincorporation Proposal

         As eMagin continues to plan for the future, the Board of Directors and management believe that it is essential to be able to draw upon well-established principles of corporate governance in making legal and business decisions. For many years, Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. As such, many corporations have initially chosen Delaware, or chosen to reincorporate in Delaware, in a manner similar to that proposed by eMagin under the Reincorporation Proposal. Although the provisions of Nevada Law are similar in a number of respects to those of Delaware Law, the Board of Directors and management of eMagin believe that there is a certain lack of predictability under Nevada Law resulting from the limited body of case law interpreting Nevada Law. eMagin has first-hand experience of the benefits of Delaware incorporation through the management and operation of the Delaware Subsidiary and believes that stockholders will benefit from the responsiveness of Delaware Law to their needs and to those of the corporation they own.

         The Board of Directors believes that the principal reasons for considering the Reincorporation Proposal are:

         o the development in Delaware over the last century of a well-established body of case law construing the Delaware Law, which provides businesses with a greater measure of predictability than exists in any other jurisdiction; the certainty afforded by the well-established principles of corporate governance under the Delaware Law are of benefit to eMagin and its stockholders and should increase eMagin's ability to attract and retain outstanding directors and officers;

         o the Delaware Law itself, which is generally acknowledged to be the most advanced and flexible corporate statute in the country;

         o the Delaware Court of Chancery, which brings to its handling of complex corporate issues a level of experience, a speed of decision and a degree of sophistication and understanding unmatched by any other court in the country, and the Delaware Supreme Court, the only appeals court, which is highly regarded and currently consists primarily of former Vice Chancellors and corporate practitioners; and

         o the Delaware General Assembly, which each year considers and adopts statutory amendments that have been proposed by the Corporation Law Section of the Delaware bar to meet changing business needs.

         o the Merger of eMagin and the Delaware Subsidiary will benefit eMagin by simplifying the corporate structure of the business and reducing the administrative burden of maintaining a separate corporate presence in Nevada.

         o the Proposed Reincorporation will make the Delaware Charter and Delaware By-Laws the new charter and by-laws of the Company, which contain provisions that the Board of Directors and management believe are more appropriate for a public company the size of eMagin.

         The Proposed Reincorporation will effect a change in the legal domicile of eMagin and other changes of a legal nature described in this Proxy Statement. The Proposed Reincorporation will not result in a change in the corporate name, board members, business, management, fiscal year, assets, liabilities, employee benefit plans or location of principal facilities of eMagin. As a result of the Proposed

Reincorporation, the authorized capital of eMagin will be increased to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, par value $0.001 per share. No additional shares of common stock and no shares of preferred stock will be issued by eMagin in connection with the Proposed Reincorporation or the Merger. The directors elected at the Annual Meeting to serve on the Board of eMagin-Nevada will become the directors of eMagin-Delaware and will be classified into three classes as set forth in the Delaware Charter and as further described below under "Comparison of Charters and By-Laws of eMagin-Nevada and eMagin-Delaware and Significant Differences between the Corporation Laws of Nevada and Delaware". All employee benefit, stock option and employee stock purchase plans of eMagin-Nevada will become eMagin-Delaware plans, and each option or right issued by such plans will automatically be converted into an option or right to purchase the same number of shares of eMagin-Delaware common stock, at the same price per share, upon the same terms and subject to the same conditions. Stockholders should note that approval of the Proposed Reincorporation will also constitute approval of these plans continuing as eMagin-Delaware plans. Other employee benefit arrangements of eMagin-Nevada will also be continued by eMagin-Delaware upon the terms and subject to the conditions currently in effect.

         As noted above, after the Merger, the shares of eMagin's common stock will continue to be traded, without interruption, on the American Stock Exchange and under the same symbol ("EMA"). eMagin believes that the Proposed Reincorporation will not affect any of its material contracts with any third parties and that eMagin-Nevada's rights and obligations under such material contractual arrangements will continue as rights and obligations of eMagin-Delaware.


Comparison of the charters and by-laws of eMagin-Nevada and eMagin-Delaware and significant differences between the corporation laws of Nevada and Delaware

         The charters and by-laws of eMagin-Nevada and eMagin-Delaware as well as the corporation laws of Nevada and Delaware differ in some respects. As noted above, the differences in the charters and by-laws must also be viewed in the context of the differences between the Nevada Law and the Delaware Law. While it is impractical to summarize all of these differences, a summary of the significant differences that could affect the rights of the stockholders of eMagin is set forth below.

         o Authorized Capital Stock. Under the Nevada Charter, eMagin-Nevada currently has authority to issue 76,350,000 shares of common stock, $0.001 par value per share. eMagin-Nevada does not have any authorized preferred stock. Under the Delaware Charter, eMagin-Delaware currently has authority to issue 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, the preferences and characteristics of which, including, without limitation, dividend or interest rates, conversion prices, voting rights, redemption prices, and similar matters are determined by the Board of Directors of eMagin-Delaware, without requiring any stockholder vote.

              In the event of a tender offer or other attempt to gain control of eMagin which the Board of Directors does not approve, it might be possible for the Board to authorize the issuance of a series of preferred stock with rights and preferences which could impede the completion of such transaction. However, eMagin does not at present have any arrangements, commitments or understandings to issue any preferred stock, and the Board does not intend to issue any preferred stock except on terms which the Board deems to be in the best interests of eMagin and its stockholders.

         o Size of the Board of Directors. The Nevada Law and the Delaware Law each provide that the number of directors of a corporation or the range of authorized directors is fixed by or in the manner provided for in the by-laws of the corporation, unless otherwise provided in the charter. The Nevada By-Laws provide that the number of directors of eMagin-Nevada shall be no less than one director. The Delaware Charter provides that the number of directors of eMagin-Delaware shall be between three and nine, with the exact number thereof specified by a resolution of the Board of Directors. The Board of Directors of eMagin-Delaware have specified by resolution that initial number of directors of eMagin-Delaware, after giving effect to the Proposed Reincorporation, shall be six. It is contemplated that, immediately after giving effect to the Proposed Reincorporation, the directors of eMagin-Delaware will be the directors of eMagin-Nevada elected at the Annual Meeting.

         o Classified Board of Directors. Under the Nevada Law and the Delaware Law, directors of corporations are generally elected annually. Both the Nevada Law and the Delaware Law permit corporations to adopt in their charter provisions for the classification of the Board of Directors into classes of directors who are elected on a rotating basis. The Delaware Law provides that a corporation may establish up to three classes of directors, with the number of directors comprising each class being as nearly equal as possible. The Nevada Law provides that a corporation may establish up to four classes of directors, with the number of directors comprising each class being as nearly equal as possible. Directors of eMagin-Nevada are elected annually. The Board of Directors of eMagin-Delaware is divided into three classes serving rotating three year terms. After giving effect to the Proposed Reincorporation, the directors of eMagin Nevada elected at the Annual Meeting will be divided into three classes with each class serving rotating terms in compliance with the requirements set out in the eMagin-Delaware Charter.

         o Removal of Directors. The Nevada Law provides that directors may be removed by a two-thirds vote of the outstanding shares. The Delaware Law provides that, generally, directors may be removed with or without cause by a vote of a majority of the outstanding shares, but that, in cases where the Board of Directors is classified, a director may be removed only for cause, unless otherwise specified in its charter. The Board of Directors of eMagin-Delaware is classified and the Delaware Charter provides that the directors of eMagin-Delaware may be removed only for cause and only by the affirmative vote of two-thirds of the outstanding shares.

         o Power to Call Special Stockholders Meetings. Under the Nevada Law, a special meeting of stockholders may be called in the manner specified in the by-laws of the corporation. The Nevada By-Laws provide that special meetings of stockholders may be called by the president, or the Board of Directors, or by an affirmative vote or written consent of the holders of 51% of the outstanding shares. The Delaware Law provides that special meetings of stockholders may be called by the Board of Directors or such other persons as may be authorized to do so by the corporation's certificate of incorporation or by-laws. The Delaware Charter provides that a special meeting of the stockholders may be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies. Pursuant to the Delaware Charter, the stockholders of eMagin-Delaware do not have the right to call a special meeting of the Corporation.

         o No right to act by written consent. Under the Nevada Law, unless otherwise provided in a corporation's articles of incorporation or by-laws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. The Nevada By-Laws do not contain a prohibition on the taking of stockholder actions by written consent. Under the Delaware Law, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken at an annual or special meeting of the stockholders may be taken in the absence of a meeting, without prior notice and without a vote. The Delaware Charter prohibits the taking of stockholder actions by written consent.

         o Stockholder vote for mergers and other corporate reorganizations. In general, both jurisdictions require authorization by an absolute majority of outstanding shares entitled to vote thereon, as well as approval by the Board of Directors with respect to the terms of a merger or a sale of substantially all of the assets of the corporation. Neither the Nevada Law nor the Delaware Law requires stockholder approval by the stockholders of a surviving corporation in a merger or consolidation so long as the surviving corporation issues no more than 20% of its voting stock in the transaction.

         o Tender Offer and Business Combination Statutes. Section 203 of the Delaware Law regulates unsolicited takeovers by providing that an "interested stockholder", defined as a stockholder owning 15% or more of the corporation's voting stock or an affiliate or associate thereof, may not engage in a "business combination" transaction, defined to include a merger, consolidation or a variety of self-dealing transactions, with the corporation for a period of three years from the date on which such stockholder became an "interested stockholder" unless (i) prior to such date the corporation's board of directors approved either the "business combination" transaction or the transaction in which the stockholder became an "interested stockholder", (ii) the stockholder, in a single transaction in which he became an "interested stockholder", acquires at least 85% of the voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such date, the "business combination" transaction is approved by the corporation's board of directors and authorized at an annual or special meeting of the corporation's stockholders, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the "interested stockholder". A Delaware corporation may elect not to be governed by Section 203 of the Delaware Law by an express provision to that effect in its certificate of incorporation, but eMagin-Delaware has not made such election. Accordingly, eMagin-Delaware will be subject to
              Section 203.

              Nevada Law regulates hostile takeovers of publicly traded corporations by providing that an "interested stockholder", defined as a stockholder owning 10% or more of the corporation's voting stock or an affiliate or associate thereof, may not engage in a "business combination" with the corporation for a period of three years from the date on which such stockholder became an "interested stockholder" unless (i) prior to such date the corporation's board of directors approved either the "business combination" transaction or the transaction in which the stockholder became an "interested stockholder" or (ii) no earlier than three years after such stockholder became an "interested stockholder" the majority of the outstanding voting power approves the "business combination." Nevada Law further regulates tender offers and business combinations involving certain Nevada corporations by providing that any acquisition by a person, either directly or indirectly, of ownership of, or the power to direct the voting of, 20% or more ("Control Shares") of the outstanding voting securities of a corporation is a "Control Share Acquisition". These provisions apply only to "issuing corporations", which are (i) corporations with at least 200 stockholders, at least 100 or more of which are located in Nevada, and (ii) which do business in Nevada. eMagin-Nevada is not an "issuing corporation" under Nevada Law. A Control Share Acquisition must be approved by a majority of each class of outstanding voting securities of such corporation excluding the shares held or controlled by the person seeking approval before the Control Shares may be voted. A special meeting of stockholders must be held by the corporation to approve a Control Share Acquisition within 50 days after a request for such meeting is submitted by the person seeking to acquire control. If the Control Shares are accorded full voting rights and the acquiring person has acquired Control Shares with a majority or more of the voting power of the Corporation, all stockholders who have not voted in favor of granting full voting rights to the Control Shares would have dissenters rights. Nevada Law provides that a corporation may elect out of the Control Share protections by expressly specifying so in its articles or bylaws. eMagin-Nevada has not elected out of these provisions.

         o Advance Notice of Stockholder Proposals and Nominations. The eMagin-Delaware Charter contains a provision requiring that stockholders desiring to include a proposal or business on the agenda for an annual meeting of stockholders must submit a timely notice thereof in writing to the Secretary of eMagin-Delaware. To be timely, such notice must be received by eMagin-Delaware (i) not less than ninety days in advance of an annual meeting if such meeting is to be held on or after the one-year anniversary of the previous year's annual meeting, or (ii) for any other annual meeting, on or before the fifteenth day following the date that public disclosure of the date of such meeting is made by press release or filing with the Securities and Exchange Commission. The eMagin-Delaware Charter also contains a provision providing that a stockholder may nominate one or more persons for election as director(s) at a meeting only if notice thereof is provided to the Secretary of eMagin-Delaware not later than (i) with respect to an election at an annual meeting of stockholders, not less than ninety days in advance of such annual meeting if such meeting is to be held on or after the one-year anniversary of the previous year's annual meeting, or for any other annual meeting, on or before the later of (x) the fifteenth day following the date that public disclosure of the date of such meeting is made by press release or filing with the Securities and Exchange Commission and
              (y) the date which is ninety days before the date of such meeting, and (ii) with respect to an election of directors to be held at a special meeting of stockholders, the close of business for the seventh day following the date on which notice of such meeting is first given to stockholders by press release or filing with the Securities and Exchange Commission. The eMagin-Nevada Charter and By-Laws do not include similar provisions. eMagin believes the above Delaware Charter provisions are appropriate in order to give eMagin adequate time to consider and respond to stockholder proposals and nominations and to ensure that stockholders receive value maximization for their shares.

         o Amendment of Charter and By-Laws. Delaware Law and Nevada Law permit a corporation to amend its charter in any respect provided the amendment contains only provisions that would be lawful in an original charter filed at the time of amendment. To amend a charter the Board of Directors must adopt a resolution presenting the proposed amendment. In addition, a majority of the shares entitled to vote, as well as a majority of shares by class of each class entitled to vote, must approve the amendment to make it effective. When the substantive rights of a class of shares will be affected by an amendment, the holders of those shares are entitled to vote as a class even if the shares are non-voting shares. When only one or more series in a class of shares, and not the entire class, will be adversely affected by an amendment, only the affected series may vote as a class. Under Delaware Law, the right to vote as a class may be limited in certain circumstances. Delaware Law provides that, in its resolution proposing an amendment, the Board of Directors may include a provision allowing the Board to abandon the amendment, without concurrence by stockholders, after the amendment has received stockholder approval but before its filing with the Secretary of State. Delaware Law provides that the power to amend the by-laws rests with the stockholders entitled to vote, although the charter may confer the power to amend the by-laws upon the Board of Directors. Delaware Law also provides that the fact that the charter confers such power upon the Board of Directors neither limits nor divests the stockholders of the power to amend the by-laws.

              Nevada Law and the eMagin-Nevada By-Laws allow the Board of Directors by unanimous consent, or the stockholders by a consent in writing signed by the holders of 51% of the outstanding common stock, to make amendments to the eMagin-Nevada By-Laws. The eMagin-Delaware Charter authorizes the Board of Directors of eMagin-Delaware to make, alter or repeal the eMagin-Delaware By-Laws, except as may be otherwise provided in the eMagin-Delaware By-Laws. The eMagin-Delaware By-Laws provide that the stockholders of eMagin-Delaware may, by a vote of at least two-thirds of the shares of the voting stock, amend, repeal or adopt new by-laws. The eMagin-Delaware Charter expressly reserves the right of eMagin-Delaware to amend, alter or repeal any charter provision and also provides that certain articles of the eMagin-Delaware Charter may not be amended without the affirmative vote of stockholders holding shares representing 66 2/3% of the votes entitled to be cast on such matters.

         o Personal Liability of Directors. Under the Delaware Law, directors are jointly and severally liable to a corporation for violations of statutory provisions relating to the purchase or redemption of a corporation's own shares or the payment of dividends, for a period of six years from the date of such unlawful act. A director who was either absent or dissented from the taking of such action may exonerate himself from liability by causing his dissent to be entered in the corporation's minutes. Under the Nevada Law, directors are jointly and severally liable to the corporation for violations of statutory provisions relating to the purchase of a corporation's own shares, the payment of dividends, the distribution of assets in liquidation or any loans or guarantees made to a director, until the repayment thereof. Under the Nevada Law, absent directors are not liable as long as they did not vote for or assent to any of the illegal acts and, unlike the Delaware Law, the Nevada Law allows a director who was present at a meeting which approved an illegal act to avoid liability, even if he did not register his dissent in the minutes of the meeting, by voting against the illegal act and registering his dissent at a later time in a separate writing filed with the secretary of the meeting.

         o Indemnification. Delaware and Nevada have similar laws with respect to indemnification by a corporation of its officers, directors, employees and other agents. For example, the laws of both states permit corporations to adopt a provision in the charter eliminating the liability of a director (and also an officer in the case of Nevada) to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty of care (and the fiduciary duty of loyalty as well in the case of Nevada). There are nonetheless certain additional differences between the laws of the two states respecting indemnification and limitation of liability.

              The Delaware Charter and Delaware By-Laws eliminate the liability of directors to the fullest extent permissible under the Delaware Law. The Nevada Charter and Nevada By-Laws likewise eliminate the liability of directors and officers to the fullest extent permissible under the Nevada Law. Under the Nevada Law, such provision may not eliminate or limit director or officer liability for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of unlawful dividends or distributions. Under the

              Delaware Law, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit.

              The limitation of liability provisions permissible under the Delaware Law and the Nevada Law may not limit a director's liability for violation of, or otherwise relieve a corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

              The Nevada Law and the Delaware Law require indemnification when the individual has successfully defended the action on the merits or otherwise. The Nevada Law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel, or by a majority vote of a quorum of the stockholders that indemnification is proper in the circumstances. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. The Delaware Law generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation.

         o Inspection of Stockholders List. The Nevada Law permits any person who has been a stockholder of record for at least six months, or any person holding at least 5% of all outstanding shares, to inspect the stockholders' list of a corporation for a purpose reasonably related to such person's interest as a stockholder. The Delaware Law permits any stockholder to inspect a corporation's stockholders' list for a purpose reasonably related to such person's interest as a stockholder and, during the ten days preceding a stockholders' meeting, for any purpose germane to that meeting.

         o Payment of Dividends. The Nevada Law permits the payment of dividends if, after the dividends have been paid, the corporation is able to pay its debts as they become due in the usual course of business (the equity test for insolvency), and the corporation's total assets are not less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the dividend (the balance sheet test for insolvency). In addition, the Nevada Law generally provides that a corporation may redeem or repurchase its shares only if the same equity and balance sheet tests for insolvency are satisfied.

              The Delaware Law permits the payment of dividends out of surplus or, if there is no surplus, out of net profits for the current and preceding fiscal years (provided that the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets).

              Surplus is the excess, if any, of the stockholders' equity over stated capital of a corporation. In addition, the Delaware Law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the corporation standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the Board of Directors, without regard to their historical book value.

         Some of the provisions in the Delaware Charter and Delaware By-Laws, in conjunction with the Delaware Law, alter the rights of stockholders and the power of management, as compared with provisions in the Nevada Charter and Nevada By-Laws, in conjunction with Nevada Law. Some of these alterations could effect stockholder participation in important corporate decisions and may have "anti-takeover" implications, some of which may make unsolicited corporate takeovers harder to accomplish and some of which may make it more difficult for an acquiring person to obtain control of the Company by means of an unsolicited merger, tender offer, or other acquisition bid. However, the intent of these changes is not to prevent offers to acquire eMagin from being made. Rather, in the opinion of the Board of Directors and management, the effects of these alterations would grant to stockholders the assurance that they will have adequate time to evaluate an unsolicited takeover proposal from a third party, that the opportunity will be afforded to their Board of Directors to negotiate with such third party so as to ascertain the best terms that such party or some other interested party is prepared to offer and, most importantly, that the interests of all stockholders will be taken into account in connection with any takeover proposal and the probability will be increased that all stockholders will be treated equally regarding the price to be offered for their shares if the implementation of the takeover proposal is approved.

         eMagin has not restated its charter and by-laws since its initial date of incorporation in January, 1996, as "Fashion Dynamics Corp." In the opinion of the Board of Directors and management, many of the provisions currently found in the Company's charter and by-laws are no longer appropriate for a growing public company such as eMagin. Many of the changes in moving to the Delaware Charter and Delaware By-Laws, including changes which may discourage unfriendly takeover attempts of the Company as described above, involve updating and conforming the provisions of the Company's charter and by-laws to provisions often found in the charter and by-laws of public companies. Most of the alterations to the Company charter and by-laws that will effectively result from the Proposed Reincorporation could have been implemented in the past either by amendment of the Nevada Charter following stockholder approval, or by amendment of the Nevada By-Laws by the Board without stockholder approval or by a vote of the stockholders. While the Proposed Reincorporation is not being proposed in response to any present attempt, known to the Board, to acquire control of eMagin, to obtain representation on the Board, or to take significant corporate action that would materially affect the governance of eMagin, in the opinion of management and the Board these changes will improve the ability of the Company to respond to such attempts in order to better protect stockholder value.

No appraisal or dissenters rights in respect of the Merger

         The Company's stockholders will have no appraisal rights in connection with the Merger due to a Nevada statutory exemption for companies whose securities trade on a national securities exchange. As noted above, eMagin-Nevada common stock is listed on the AMEX and after the Merger, the shares of eMagin-Delaware common stock will be listed on the AMEX.

Certain United States federal income tax consequences of the Proposed Reincorporation

         For United States federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, (ii) no gain or loss will be recognized by Company stockholders as a consequence of the Merger, (iii) a stockholder's aggregate tax basis in eMagin-Delaware common stock after the Merger will be the same as such holder's aggregate tax basis in the shares of eMagin-Nevada common stock immediately prior to the Merger, (iv) a stockholder's holding period in eMagin-Delaware common stock received in the Merger will include the period in which the eMagin- Nevada common stock was held, provided the eMagin-Nevada common stock was held as a capital asset at the time of the Merger, and (v) no gain or loss will be recognized by eMagin-Nevada or eMagin-Delaware as a consequence of the Merger.

Vote required

         The affirmative vote of the holders of a majority of the outstanding shares of common stock will be required to approve the reincorporation of eMagin into Delaware. As a result, abstentions and broker non-votes will have the same effect as negative votes.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS ITEM 3. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THIS ITEM.

ITEM 4--PROPOSAL FOR THE ADOPTION OF AMENDMENTS TO eMAGIN'S 2000 STOCK OPTION
PLAN

         On May 17, 2001, the Board of Directors approved an amendment to eMagin's 2000 Stock Option Plan (the "2000 Plan") to increase the number of shares of common stock available for issuance thereunder by 2,000,000 shares from 3,900,000 shares to 5,900,000 shares. The Board of Directors is asking stockholders to approve this amendment. Below is a summary of certain important features of the 2000 Plan. This summary is qualified in its entirety by reference to the full text of the 2000 Plan

         The 2000 Plan is intended to provide a means to attract, retain and motivate selected employees of eMagin and non-employee directors of eMagin. The 2000 Plan provides for the grant to eligible employees of incentive stock options ("ISO"), non-qualified stock options ("NQSO"), stock appreciation rights, restricted shares and other share based awards (collectively, "Awards").

         The portion of the 2000 Plan applicable to employees is administered by the Compensation Committee of the Board of Directors of eMagin or such other committee designated by the Board (the "Compensation Committee"), which consists exclusively of directors who are "disinterested persons" who are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee has the full and final authority to select employees to whom awards may be granted, to determine the type of awards to be granted to such employees and to make all administrative determinations required by the 2000 Plan. The Compensation Committee also has authority to waive conditions relating to an award or accelerate vesting of awards. The 2000 Plan also provides for certain grants of NQSO's to non-employee directors, and, in the case of such grants, is intended to operate automatically and not require administration. There are presently five non-employee directors, and approximately 85 employees (representing all employees of the Company and its subsidiaries), all of whom are eligible to participate in the 2000 Plan.

         While eMagin has no current intention to grant Awards other than stock options, the Board of Directors believes that the ability to utilize different types of equity compensation will give eMagin the flexibility needed to effectively adapt to changes in the labor market and in equity compensation practices. For a discussion of options granted under the 2000 Plan to executive officers and directors of eMagin, see "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Value" and "How directors are compensated" discussions above.

         Prior to amendment, an aggregate of 3,900,000 shares have been reserved for issuance under the 2000 Plan, subject to anti-dilution adjustments in the event of certain changes in eMagin's capital structure. If an Award expires or is canceled without having been fully exercised or vested, the unvested or canceled shares will again be available for grants of Awards under the 2000 Plan. As of May 1, 2001 approximately 2,929,758 shares are subject to options currently outstanding under the 2000 Plan with 970,242 shares remaining for option award allocations under the Plan. The number of shares available for grant under the 2000 Plan (and outstanding Awards) will be adjusted as appropriate to reflect any stock splits, stock dividends, recapitalizations, reorganizations or other changes to the capital structure of eMagin. The maximum number of shares for which stock options and stock appreciation rights may be granted to any one participant during any calendar year is 500,000.

         A stock option that is intended to be an ISO under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") may not be granted to any participant who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of our capital stock or any of our subsidiaries, unless (1) the option price for such stock option is at least 110% of the fair market value of a share on the date of the grant and (2) the term of that stock option does not exceed the day preceding the fifth anniversary of the grant date. The grant of an option under the 2000 Plan will generally not result in taxable income at the time of grant for the optionee or an income tax deduction for eMagin. The optionee will not have taxable income upon exercising an ISO (except that alternative minimum tax may apply), and eMagin will receive no deduction when the ISO is exercised. Upon the exercise of a NQSO, the optionee will recognize ordinary income in the amount by which the fair market value on the date of exercise exceeds the option price. The Company generally will be entitled to a tax deduction for a NQSO Award in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income.

         Unless otherwise determined by the Compensation Committee, Awards are not transferable or assignable.

         The Board may amend or discontinue the 2000 Plan at any time; provided that, with certain limited exceptions described in the 2000 Plan, the Board may not increase the total number of shares reserved for issuance under the plan or change the maximum number of shares for which awards may be granted to any one participant without stockholder approval. In addition, no amendment or discontinuation may impair any of the rights or obligations of any participant under any outstanding award without such participant's consent.

         The 2000 Plan should allow certain stock options, stock appreciation rights and other stock-based awards to be treated as qualified performance-based compensation under Section 162(m) of the Code. However, the Compensation Committee may, from time to time, award compensation that is not deductible under Section 162(m).

         The adoption of the amendment to the 2000 Plan requires the affirmative vote of not less than a majority of the votes entitled to be cast by all shares of common stock which are present in person or by proxy and are entitled to vote at the Annual Meeting. If the adoption of the amendment is not so approved, the authorized shares available for grant under the 2000 Plan will not change.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ADOPT THE AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE UNDER THE 2000 PLAN.

         In the event this Item 4 is not approved by the stockholders, eMagin's management believes that it will negatively affect eMagin's ability to retain current personnel and attract additional highly qualified personnel in the future.



ITEM 5--PROPOSAL FOR THE ADOPTION OF THE 2001 EMPLOYEE STOCK PURCHASE PLAN

         On May 18, 2001, the Board of Directors of eMagin adopted the eMagin Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan), subject to approval by eMagin's stockholders. The following is a general description of the essential features of the Stock Purchase Plan. Stockholders should read the text of the Stock Purchase Plan, attached hereto as Exhibit D for a comprehensive statement of the plan's legal terms and conditions.

         The purpose of the Stock Purchase Plan is to give employees of eMagin and its participating subsidiaries an opportunity to purchase common stock on favorable terms through payroll deductions thereby increasing their proprietary interest in the success of eMagin. The number of shares of common stock available for issuance under the Stock Purchase Plan will be 750,000 shares, subject to adjustment for certain changes in eMagin's capital, as described below. This number of shares available under the plan will be automatically increased on each of January 1, 2003, January 1, 2004, and January 1, 2005, by a number of shares equal to the lesser of (a) 2% of the total number of shares of common stock outstanding on each such date and (b) 250,000 shares. The Stock Purchase Plan is intended to qualify as an employee stock purchase plan under
Section 423 of the Code so that eMagin's participating employees may enjoy certain tax advantages, as described below in "Certain Federal Income Tax Consequences". The Stock Purchase Plan will be administered by the Compensation Committee.

         In general, any person who has been an employee prior to a given offering period (generally each January 1 and July 1) who is scheduled to work more than five months per calendar year and more than 20 hours per week on a regular basis is eligible to participate in the Stock Purchase Plan. Common stock will be purchased for each participant in the Stock Purchase Plan as of the last day of each accumulation period (generally June 30 and December 31) within an offering period with the money deducted from their paychecks during the accumulation period. Offering periods under the Stock Purchase Plan will begin on January 1 and July 1 of each calendar year while the Stock Purchase Plan is in effect, and each offering period is 24 months in length, unless the Compensation Committee determines otherwise. The first offering period, however, will begin on July 16, 2001 and will end on June 30, 2003, if the Stock Purchase Plan is approved by eMagin's stockholders. The purchase price per share of common stock will be the lesser of (a) 85% of the fair market value (i.e. the last transaction or closing price, as applicable) of a share of common stock on the last trading day of the accumulation period or (b) 85% of the fair market value of a share of common stock on the last trading day prior to the beginning of the Offering Period, or on July 13, 2001 in the case of the first offering period.

         A participant may elect to have payroll deductions made under the Stock Purchase Plan for the purchase of common stock in an amount not to exceed 15% of the participant's compensation.


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Compensation for purposes of the Stock Purchase Plan generally means total cash compensation, inclusive of overtime, bonuses, or shift premiums or, plus the participants pre-tax contributions under any Internal Revenue Code Section 401(k) or 125 plan of the company or its subsidiaries. Contributions to the Stock Purchase Plan will be on an after-tax basis. A participant may terminate his or her payroll deductions at any time.

         A stock purchase bookkeeping account will be established for each participant in the Stock Purchase Plan. Amounts deducted from participants' paychecks will be credited to their bookkeeping accounts. No interest will accrue with respect to any amounts credited to the bookkeeping accounts. As of the last day of each Accumulation Period, the amount credited to a participant's stock purchase account will be used to purchase the largest number of whole shares of common stock possible at the price determined as described above. In general, however, a participant will not be permitted to purchase in any calendar year under the Stock Purchase Plan common stock with a fair market value in excess of $25,000, determined as of the beginning of the applicable offering period. Participants also will not be permitted to purchase more than 25,000 shares of common stock during any accumulation period. The common stock will be purchased directly from eMagin. No brokerage or other fees will be charged to participants. Any balance remaining in the participant's account will be returned to the participant; however, any excess balance attributable to the inability to purchase a fractional share will be retained in the participant's account for subsequent purchases under the Stock Purchase Plan or may be withdrawn by the participant.

         A participant may withdraw from participation in the Stock Purchase Plan at any time during an offering period by written notice to eMagin. Upon withdrawal, a participant's bookkeeping account balance will be distributed in cash as soon as practicable and no shares of common stock will be purchased during the accumulation period. If a participant terminates employment with eMagin, that participant will be considered withdrawn from the plan. Rights to purchase shares of common stock under the Stock Purchase Plan are exercisable only by the participant and are not transferable.

         In the event of certain changes in number of outstanding shares of the common stock, such as a stock dividend or other change in the number of shares effected without receipt or payment of consideration by eMagin, the aggregate number of shares of common stock offered under the Stock Purchase Plan, the 25,000 share limit on shares that can be purchased by a single participant during any accumulation period and the price of shares under any outstanding participant elections will be proportionately adjusted by the Compensation Committee. Immediately prior to a corporate reorganization, as defined in the Stock Purchase Plan, the offering period and accumulation period then in progress will terminate, and shares will be purchased using amounts then outstanding in the participants' bookkeeping accounts under the Stock Purchase Plan, unless the Stock Purchase Plan is assumed or continued by the surviving corporation or its parent corporation.

         The Board of Directors of eMagin may amend, suspend, or terminate the Stock Purchase Plan at any time, except that certain amendments may be made only with the approval of the stockholders of eMagin.

Certain federal income tax consequences of the Stock Purchase Plan

         The following is a summary of certain of the federal income tax consequences to participants in the Stock Purchase Plan and to eMagin, based upon current provisions of the Code and the regulations and rulings thereunder. This summary is not intended to be exhaustive, and does not address the consequences under state or local or any other applicable tax laws.

         Participants in the Stock Purchase Plan will not recognize taxable income at the time a purchase right is granted to them at the beginning of an offering period or when they purchase common stock.


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

However, participants will be taxed on amounts withheld from their compensation under the Stock Purchase Plan as if actually received, and eMagin will generally be entitled to a corresponding income tax deduction.

         If a participant disposes of the common stock purchased pursuant to the Stock Purchase Plan after one year from the date of purchase and two years from the beginning of the applicable offering period, the participant must include in gross income as compensation (as ordinary income and not as capital gain) for the taxable year of disposition an amount equal to the lesser of (a) the excess of the fair market value of the common stock at the beginning of the applicable Offering Period over the purchase price computed on the first day of the Offering Period or (b) the excess of the fair market value of the common stock at the time of disposition over their purchase price. Thus, if the one and two year holding periods described above are met, a participant's ordinary income will be limited to the discount available to the participant on the first day of the applicable Offering Period. If the amount realized upon such a disposition by way of sale or exchange of the common stock exceeds the purchase price plus the amount, if any, included in income as ordinary income, such excess will be long-term capital gain. If the participant disposes of the common stock for less than the purchase price paid, he or she will recognize no ordinary income, and the participant will have a capital loss equal to the difference between the amount realized upon such disposition and the purchase price. If the one and two year holding periods described above are met, eMagin will not be entitled to any income tax deduction.

         If a participant disposes of common stock purchased pursuant to the Stock Purchase Plan within one year from the date of purchase or two years from the beginning of the Offering Period, the participant will recognize ordinary income at the time of disposition which will equal the excess, if any, of the fair market value of the common stock on the date the participant purchased the common stock over the purchase price paid for the common stock. The Company will generally be entitled to a corresponding income tax deduction. The excess, if any, of the amount recognized on a subsequent disposition of such common stock over their fair market value on the date of purchase will be short-term capital gain, unless the participant's holding period for the common stock (which will begin at the time of the participant's purchase of the common stock) is more than one year. If the participant disposes of the common stock for less than the fair market value of the common stock on the date of purchase, the difference will be a capital loss.

New plan benefits

         Participation in the Stock Purchase Plan is voluntary. Accordingly, at this time eMagin cannot determine the amount of shares of common stock that will be acquired by participants or the dollar value of any such participation. As of June 1, 2001 there are approximately 85 employees (representing all of the employees of the Company and its subsidiaries) who would be eligible to participate in the Stock Purchase Plan if the plan had been in effect on that date.

         The Stock Purchase Plan requires the receipt of the affirmative vote of a majority of the shares of the common stock present in person or by proxy and voting at the Annual Meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE STOCK PURCHASE PLAN.

OTHER MATTERS

         The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.


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


ADDITIONAL INFORMATION

Annual Reports and Form 10-K.

         Additional copies of eMagin's Annual Report and Form 10-K for the fiscal year ended December 30, 2000 may be obtained without charge by writing to the Secretary, eMagin Corporation, 2070 Route 52, Hopewell Junction, NY 12533. eMagin's Annual Report and Form 10-K can also be found on eMagin's website: www.eMagin.com.

Stockholders Proposals for the 2001 Annual Meeting.

         Whether or not the reincorporation of the Company in Delaware is approved, to be considered for inclusion in eMagin's Proxy Statement and Proxy card for the 2002 Annual Meeting under the Securities and Exchange Commission's Rule 14a-8, proposals of stockholders intended to be presented at the Annual Meeting must be received by the Secretary, at the Company's principal executive office at 2070 Route 52, Hopewell Junction, NY 12533, no later than Thursday March 7, 2002.

Proxy Solicitation Costs.

         The proxies being solicited hereby are being solicited by the Company. The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the Proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We have retained Morrow and Company, 445 Park Avenue, 5th Floor, New York, NY 10022, to aid in the solicitation. For these services, we will pay Morrow and Company a fee of $10,000 and reimburse it for certain out-of-pocket disbursements and expenses. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.



                           By Order of the Board of Directors,

                           /s/

                           Gary W. Jones
                           President and Chief Executive Officer



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